AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1999
                                                      REGISTRATION NO. 333-84449
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CSC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        4841                  11-2776686
State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                                 (516) 803-2300
                        (Address, including zip code, and
                                telephone number,
                             including area code, of
                                the registrant's
                               principal executive
                                    offices)

                              ROBERT S. LEMLE, ESQ.
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                                 (516) 803-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                               JOHN P. MEAD, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                      ------------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after the effective date of this registration statement. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_| If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________ If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|______



                         ------------------------------


================================================================================

PROSPECTUS

                               CSC HOLDINGS, INC.

                                OFFER TO EXCHANGE

                                  $500,000,000

                      8 1/8% SERIES B SENIOR NOTES DUE 2009
                      WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933

                                       FOR

                          ALL OUTSTANDING UNREGISTERED
                          8 1/8% SENIOR NOTES DUE 2009


     We are offering to exchange $500,000,000 aggregate principal amount of the outstanding, unregistered CSC Holdings 8 1/8 % Senior Notes due 2009 that you now hold for new, substantially identical 8 1/8% Series B Senior Notes due 2009 that will be free of the transfer restrictions of the old notes. THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON September 13, 1999, UNLESS WE EXTEND THE DEADLINE. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits the new notes offer.

     We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes after the initial sale of the old notes. This offer applies to any and all old notes tendered by the deadline.

     We will not list the new notes on any established exchange. The new notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE OF OLD NOTES FOR NEW NOTES.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. It is illegal for anyone to tell you otherwise.




                 The date of this prospectus is August 11, 1999.

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

Additional Information About CSC Holdings................................3
Summary..................................................................4
Risk Factors............................................................14
Forward-Looking Statements..............................................23
Use of Proceeds.........................................................23
CSC Holdings, Inc.......................................................24
Recent Developments.....................................................26
The Exchange Offer......................................................29
How to Tender Your Old Notes............................................34
Description of the New Notes............................................43
Material U.S. Federal Income Tax Considerations.........................60
Plan of Distribution....................................................60
Validity of the New Notes...............................................62
Experts.................................................................62
Available Information...................................................62
Where You Can Find More Information.....................................62

                    ADDITIONAL INFORMATION ABOUT CSC HOLDINGS

     This document incorporates important business and financial information about CSC Holdings from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:

                               CSC HOLDINGS, INC.
                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                              ATTENTION: SECRETARY
                                 (516) 803-2300

     YOU WILL NOT BE CHARGED FOR ANY OF THE DOCUMENTS THAT YOU REQUEST. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY September 1, 1999 IN ORDER TO RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON September 13, 1999.

     See "Where You Can Find More Information" below to learn how you can obtain this additional information.

     WE ARE NOT MAKING THIS EXCHANGE OFFER TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER WOULD VIOLATE SECURITIES OR BLUE SKY LAWS.

                                     SUMMARY

     This brief summary highlights selected information contained in this document and documents we have incorporated in this document by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire document, the documents incorporated in this document by reference and the other documents to which this document refers, including our consolidated financial statements and the notes to those financial statements, which are incorporated in this document by reference.

                               CSC HOLDINGS, INC.

     We are one of the largest operators of cable television systems in the U.S., with about 2,591,000 subscribers in six states as of March 31, 1999, based on the number of basic subscribers in systems that we currently majority own and manage. Giving effect to the contribution of the contributed business subsidiaries on April 5, 1999, described under "Recent Developments" below, we would have served about 3,438,000 cable television subscribers as of March 31, 1999. We also have ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in the Madison Square Garden sports and entertainment business, also known as "MSG".

     For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. Our Restricted Group includes:

     o all of our cable operations, which are located primarily in and around metropolitan New York City, including Long Island, in and around the greater Cleveland, Ohio metropolitan area and in and around Boston, Massachusetts and

     o the commercial telephone operations of our subsidiary, Cablevision Lightpath, Inc., on Long Island, New York.

Our Unrestricted Group includes:

     o Rainbow Media, our 75%-owned subsidiary that conducts our programming and entertainment activities and includes AMC, Bravo, a 60% general partnership interest in Regional Programming Partners, a 50% general partnership interest in National Sports Partners and a 50% general partnership interest in National Advertising Partners,

     o Rainbow Advertising, which sells advertising time on behalf of our cable television systems, some of Rainbow Media's programming networks and some unaffiliated cable television systems,

     o CSC Technology, Inc., our subsidiary engaged in research and development of new technology,

     o    Cablevision Electronics Investments, Inc., doing business as The Wiz,

     o CSC At Home Holding Corporation, our subsidiary that holds warrants to acquire about 10.2 million shares of common stock of At Home Corporation,

     o    Cablevision Cinemas, LLC, doing business as Clearview Cinemas, and

     o an interest in an entity that holds some licenses to conduct a personal communications service business.

     Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714, and our main telephone number is (516) 803-2300.

                              RECENT DEVELOPMENTS

     Under "Recent Developments" below, we describe some pending and recently completed transactions, including the contribution made to us of some cable television systems acquired by our parent company, Cablevision Systems Corporation, which we sometimes refer to as "Cablevision", from TeleCommunications, Inc., now part of AT&T Corp. (the "Contribution of the Contributed Business Subsidiaries").

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER      We are offering to exchange $1,000 principal amount of
                        our 8 1/8% Series B Senior Notes due 2009 registered under the Securities Act of 1933, which we refer to as "new notes", for each $1,000 principal amount of our outstanding 8 1/8% Senior Notes due 2009 issued on July
                        13, 1999 in a private offering, which we refer to as "old notes". In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all notes validly offered for exchange, or "tendered", and not validly withdrawn. As of the date of this document, there is $500 million aggregate principal amount of old notes outstanding.

EXPIRATION AND          Our offer expires at 5:00 p.m., New York City time,
EXCHANGE DATES          on September 13, 1999, unless we extend the deadline.
                        We will complete the exchange and issue the new notes as soon as possible after that date.

ACCRUED INTEREST ON     The new notes will bear interest from July 13, 1999,
THE NEW NOTES AND       the date we issued issued the old notes.  If you hold
THE OLD NOTES           old notes and they are accepted for exchange:

                        o you will waive your right to receive any interest on your old notes accrued from July 13, 1999 to the date the new notes are issued

                              and
                              ---

                        o you will receive the same interest payment on January 15, 2000, which is the first interest payment date with respect to the old notes and the new notes, that you would have received had you not accepted the exchange offer.

REGISTRATION RIGHTS     You have the right to exchange old notes that you now
                        hold for new notes. We intend to satisfy this right by this exchange offer. The new notes will have substantially identical terms to the old notes, except the new notes will be registered under the Securities
                        Act and will not have any registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

CONDITIONS              The only condition to this offer is that the exchange
                        offer does not violate the securities laws. This offer applies to any and all notes validly tendered by the deadline.

RESALE WITHOUT FURTHER  We believe that you may offer for resale, resell and
REGISTRATION            otherwise transfer the new notes without complying with
                        the registration and prospectus delivery provisions of the Securities Act if the following is true:


                        o you acquire the new notes issued in the exchange offer in the ordinary course of your business,

                        o you are not an "affiliate", as defined under Rule 405 of the Securities Act, of CSC Holdings and

                        o you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

                        By signing the letter of transmittal and exchanging your notes as described below, you will be making representations to this effect.

                        If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the new notes as described in this summary under "--Restrictions on Sale by Broker-Dealers" below.

                        We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

LIABILITY UNDER THE     You also may incur liability under the Securities Act
SECURITIES ACT          if:

                        (1) any of the representations listed above are not true and

                        (2) you transfer any new note issued to you in the exchange offer without:

                              o  delivering a prospectus meeting the
                                 requirements of the Securities Act

                                 or
                                 --

                              o an exemption from the requirements of the Securities Act to register your new notes.

                        We will not protect you against any loss incurred as a result of this liability under the Securities Act.

RESTRICTIONS ON SALE    If you are a broker-dealer that has received new notes
BY BROKER-DEALERS       for your own account in exchange for old notes that were
                        acquired as a result of market-making or other trading activities, you must acknowledge in a letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for 90 days after the last exchange date for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

PROCEDURES FOR          If you hold old notes and want to accept the exchange
TENDERING OLD NOTES     offer, you must either:

                        o complete, sign and date the accompanying letter of transmittal, and deliver it, together with your old notes and any other required documents, to the exchange agent

                              or
                              --

                        o if you hold old notes registered in the name of a broker-dealer, arrange for The Depository Trust Company to give the exchange agent the required information for a book-entry transfer.

                        You must mail or otherwise deliver this documentation or information to The Bank of New York, as exchange agent, or The Depository Trust Company at the address under "How to Tender Your Old Notes--Exchange Agent" below.

SPECIAL PROCEDURES      If you hold old notes registered in the name of a
FOR BENEFICIAL OWNERS   broker-dealer, commercial bank, trust company or other
                        nominee and you wish to exchange your old notes in the exchange offer, you should promptly contact the registered holder of the old notes and instruct it to tender on your behalf.

                        If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

FAILURE TO EXCHANGE     If you are eligible to participate in the exchange offer
WILL AFFECT             and you do not tender your old notes, you will not have
YOU ADVERSELY           any further registration or exchange rights and your old
                        notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

GUARANTEED DELIVERY     If you wish to exchange your old notes and:
PROCEDURES

                        o you cannot send the required documents to the exchange agent by the expiration date of the exchange offer

                              or
                              --

                        o you cannot complete the procedure for book-entry transfer on time

                              or
                              --

                        o     your old notes are not immediately available,

                        then you must follow the procedures described under "How to Tender Your Old Notes--Guaranteed Delivery Procedures" below.

WITHDRAWAL RIGHTS       You may withdraw your tender at any time before
                        5:00 p.m., New York City time, on September 10, 1999, unless we have already accepted your offer to exchange your old notes.

ACCOUNTING              We will not recognize a gain or loss for accounting
TREATMENT               purposes as a result of the exchange.

FEDERAL INCOME TAX      The exchange will not be a taxable event for U.S.
CONSEQUENCES            federal income tax purposes. This means you will not
                        recognize any taxable gain or loss or any interest income as a result of the exchange.

EXCHANGE AGENT          The Bank of New York is the exchange agent for the
                        exchange offer. The Bank of New York is also the trustee under the indenture governing the notes.

ABSENCE OF APPRAISAL    As a holder of old notes, you are not entitled to
RIGHTS                  appraisal or dissenters' rights under Delaware law, the
                        indenture governing the old notes or the indenture that will govern the new notes. See "The Exchange
                        Offer--Terms of the Exchange Offer--No Appraisal or
                        Dissenters' Rights" for more information.

                                  THE NEW NOTES

     The new notes have the same financial terms and covenants as the old notes. In this document, we sometimes refer to the old notes and the new notes together as the "notes". The terms of the new notes are as follows:

ISSUER                  CSC Holdings, Inc.

SECURITIES OFFERED      $500,000,000 principal amount of 8 1/8% Series B Senior
                        Notes due 2009.

MATURITY                July 15, 2009.

INTEREST RATE           8 1/8% per year.

INTEREST PAYMENT DATES  Interest on the old notes began accruing on July 13,
                        1999, the date we issued the old notes. Interest is payable on the old notes, and will be payable on the new notes on January 15 and July 15 of each year.
                        As of the date of this document, no interest payments have been made on the old notes. The first interest payment date for the new notes will be January 15, 2000.

RANKING The new notes will be senior unsecured obligations of CSC Holdings and will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness.

                        The liabilities, including trade payables, of our subsidiaries will have a prior claim with respect to the assets of those subsidiaries. In that regard, some of our subsidiaries have guaranteed our indebtedness under our principal bank credit agreement, but these subsidiaries will not be guarantors of the new notes.

                        As of March 31, 1999, after giving effect to the Contribution of the Contributed Business Subsidiaries, the sale of the old notes and the application of the net proceeds from the sale of the old notes on July 13, 1999:

                        o we would have had $94 million in borrowings under our credit agreement, $2,692 million of senior unsecured indebtedness, $1,048 million of senior subordinated indebtedness and obligations and $10 million of capitalized leases, other than guarantees of subsidiary debt discussed below,

                        o subsidiaries in our Restricted Group would have had $923 million of indebtedness and capitalized leases, in addition to the guarantees of borrowings under our credit agreement, and

                        o subsidiaries in our Unrestricted Group would have had $782 million of indebtedness and capitalized leases.

                        We have guaranteed all of the indebtedness of the subsidiaries in our Restricted Group on a senior basis.

RESTRICTIONS            The indenture for the notes, among other things,
                        restricts our ability and the ability of our Restricted
                        Subsidiaries to:

                        o     incur additional indebtedness,

                        o make some dividend payments or payments to redeem or retire capital,

                        o     invest in unrestricted subsidiaries or affiliates,

                        o     engage in some transactions with affiliates,

                        o     incur liens and

                        o merge or consolidate with or transfer all or substantially all of our assets.


                        These covenants are described in greater detail under "Description of the New Notes" below. These covenants are subject to important exceptions and qualifications, which are also described under "Description of the New Notes" below.

                             SELECTED FINANCIAL DATA

                               CSC HOLDINGS, INC.

     The historical consolidated statement of operations data, except for the deficiency of earnings available to cover fixed charges and the ratio of earnings to fixed charges, and consolidated balance sheet data for each year ended and as of December 31 in each year in the five-year period ended December 31, 1998, included in the following selected financial data, have been derived from our consolidated financial statements, audited by KPMG LLP, independent certified public accountants. The historical consolidated statement of operations data for the periods ended March 31, 1999 and 1998 and balance sheet data as of March 31, 1999, included in the following selected financial data, have been derived from our financial statements that have not been audited, but that, in the opinion of our management, reflect all adjustments necessary for the fair presentation of that data for the interim periods. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of the results of operations for the full year, although we expect that we will incur a substantial loss for the year ending December 31, 1999.

                                                 Three Months Ended                                               Year Ended
                                                      March 31,                                                  December 31,
                                          ------------------------------------------------------------------------------------------
                                            1999           1998         1998          1997       1996         1995         1994
                                            ====           ====         ====          ====       ====         ====         ====
                                                                                  (Dollars in thousands)

CONSOLIDATED STATEMENT OF OPERATIONS
    DATA(1):
Revenues...............................   $824,984      $645,382    $2,912,419   $1,949,358   $1,315,142  $1,078,060    $837,169
Operating expenses:
   Technical and operating.............    360,963       300,703     1,133,804      853,800      538,272     412,479     302,885
   Cost of sales(2)....................    104,797        31,316       390,751            -            -           -           -
   Selling, general and administrative.    308,704(3)    189,181       820,015      514,574      313,476     266,209     195,942
     Restructuring charge..............           -             -             -            -            -           -       4,306(4)
     Depreciation and amortization.....    157,781       135,049       577,635      499,809      388,982     319,929     271,343
                                          ---------      --------    ----------    ----------   ----------   ---------   ---------
Operating profit (loss)................   (107,261)      (10,867)       (9,786)      81,175       74,412      79,443      62,693
Other income (expense):
   Interest expense, net...............    (98,238)      (87,795)     (369,072)    (363,208)    (265,015)   (311,887)   (261,781)
   Provision for preferential payment
     to related party..................          -          (980)         (980)     (10,083)      (5,600)     (5,600)     (5,600)
   Write-off of deferred interest and
     financing costs(5)................          -             -       (23,482)     (24,547)     (37,784)     (5,517)     (9,884)
   Gain on redemption of subsidiary
     preferred stock...................          -             -             -      181,738(6)         -           -           -
   Loss on redemption of debentures(5).          -             -             -            -            -           -      (7,088)
   Equity in net loss of affiliates....     (3,395)      (13,865)      (37,368)     (27,165)     (82,028)    (93,024)    (82,864)
   Gain on sale of programming interests
     and cable assets, net.............          -       137,268       171,127       372,053           -      35,989           -
   Minority interests..................     25,825            82        48,378       (60,694)     (9,417)     (8,637)     (3,429)
   Miscellaneous, net..................     (3,483)       (8,209)      (18,350)      (12,606)     (6,647)     (8,225)     (7,198)
                                          ---------      --------    ----------    ----------   ----------   ---------    --------

Net income (loss).....................    (186,552)       15,634      (239,533)      136,663    (332,079)   (317,458)   (315,151)
Dividend requirements applicable
    to preferred stock................     (42,843)      (39,095)     (161,872)     (148,767)   (127,780)    (20,249)     (6,385)
                                          ---------      --------    ----------    ----------   ----------   ---------  ---------
Net loss applicable to common
    stockholder.......................   $(229,395)     $(23,461)    $(401,405)     $(12,104)  $(459,859)  $(337,707)  $(321,536)
                                         ==========     =========    ==========     =========  ==========  ==========   =========

Deficiency of earnings available to
    cover fixed charges...............   $(186,552)     $      -     $(239,533)     $      -   $(332,079)  $(317,458)  $(315,151)
                                         ==========     =========    ==========     =========  ==========  ==========   =========
Ratio of earnings to fixed charges....           -          1.16x            -          1.36x          -           -           -
                                         ==========     =========    ==========     =========  ==========  ==========   =========

                                            As of
                                            March 31,                               As of December 31,
                                          ------------------------------------------------------------------------------------------
                                              1999           1998         1997          1996           1995          1994
                                              ====           ====         ====          ====           ====          ====
                                                                                  (Dollars in thousands)
CONSOLIDATED BALANCE SHEET
   DATA(1):
   Total assets.......................    $5,935,369      $5,935,860     $5,614,788     $3,034,725    $2,502,305    $2,176,413
   Total debt.........................     5,062,347       4,834,608      4,694,062      3,334,701     3,157,107     3,169,236
   Redeemable preferred stock.........     1,291,847       1,256,339      1,123,808      1,005,265       257,751             -
   Stockholder's deficiency...........    (3,053,748)     (2,824,353)    (2,378,773)    (2,374,285)   (1,891,676)   (1,818,535)

                                            As of
                                            March 31,                               As of December 31,
                                          ------------------------------------------------------------------------------------------
                                              1999           1998         1997           1996            1995          1994
                                              ====           ====         ====           ====            ====          ====
                                                        (Dollars in thousands, except average monthly revenue data
STATISTICAL DATA(1):
   Homes passed(7)....................     3,957,000       3,949,000      4,398,000      3,858,000     3,328,000     2,899,000
   Basic service subscribers..........     2,591,000       2,569,000      2,844,000      2,445,000     2,061,000     1,768,000
   Basic penetration(8)...............          65.5%           65.0%          64.7%          63.4%         61.9%        61.0%
   Number of premium television
     units............................     4,612,000       4,234,000      4,183,000      3,862,000     3,990,000     3,208,000
   Average number of premium units
     per basic subscriber.............           1.8             1.7            1.5            1.6           1.9           1.8
   Average monthly revenue per
     basic subscriber(9)..............        $44.51          $42.74         $38.53         $36.71        $37.07        $36.33
FINANCIAL RATIO AND OTHER DATA:
   Operating profit before
     depreciation and amortization
     to revenues......................           6.1%           19.5%          29.8%          35.2%         37.0%        39.9%
   Total debt to operating profit
     before depreciation and
     amortization.....................          25.1x(10)        8.5x           8.1x           7.2x          7.9x         9.5x
   Operating profit before
     depreciation and amortization
     to interest expense..............           0.5x            1.5x           1.6x           1.7x          1.3x         1.3x

----------------------------------

(1)  The consolidated statement of operations, balance sheet, statistical, financial ratio and other data reflect various acquisitions of cable television systems and other businesses during the periods presented, but do not include the cable television systems transferred to us by Cablevision on April 5, 1999. See "Business--Cable Television Operations" in our
     Form 10-K and our financial statements in our March 31, 1999 Form 10-Q for a description of these acquisitions and the
     April 5, 1999 transfer. Acquisitions during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value.
     Acquisitions are reflected in the consolidated statement of operations, balance sheet, statistical, financial ratio and other data from the time of acquisition.

(2)  Beginning with the acquisition of the assets associated with The Wiz consumer electronics store locations in February
     1998, we record cost of sales related to these operations, which includes the cost of merchandise sold, including associated freight costs, as well as store occupancy and buying costs.

(3)  Approximately $78.9 million of the increase in selling, general and administrative expenses in the first quarter of 1999 compared to the first quarter of 1998 was due to a higher level of charges related to our incentive stock plan, primarily attributable to an increase in the market price of Cablevision's Class A common stock.

(4)  We recorded a one-time charge in the first quarter of 1994 to provide for employee severance and related costs resulting from a restructuring of our operations.

(5)  In October 1994, we entered into a new bank credit agreement and redeemed $200 million of our reset debentures. The related deferred financing costs and unamortized discount relating to each were written off (the portions relating to
     Cablevision of NYC and Cablevision of New Jersey amounting to $3.2 million were written off in 1995) and charges of approximately $2.0 million in redemption fees, $4.5 million in deferred financing costs and $0.6 million in unamortized discount were recorded in connection with the redemption of the reset debentures. In January 1995, Rainbow Media amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of the third-party interests in SportsChannel New York and Rainbow News 12, resulting in an approximate $2.3 million write-off of deferred financing costs. In April 1996, we wrote off approximately $24.0 million of deferred interest and financing costs in connection with the refinancing of all indebtedness of V Cable and VC Holding, Inc. and the formation of Cablevision of
     Ohio. In September 1996, we wrote off approximately $10.3 million of deferred financing costs in connection with the refinancing of our credit agreement, and in the fourth quarter of 1996, an additional $3.1 million of deferred financing costs relating to our MFR subsidiary were written off in connection with a reorganization and refinancing of Cablevision
     MFR, Inc. In July 1997, we paid a premium of approximately $8.4 million to redeem our 10 3/4% Senior Subordinated
     Debentures due 2004 and wrote off deferred financing costs of approximately $5.3 million in connection therewith. Also in
     1997, we wrote off deferred financing costs of $4.1 million in connection with the repayment of Cablevision of Ohio's bank debt and $6.5 million in connection with the amendment to and repayment of the term loans under the Madison Square Garden credit facility. In 1998, we paid a premium of $14.9 million to redeem the senior notes assumed by our Cablevision Cinemas subsidiary in the Clearview Cinemas acquisition and wrote off deferred financing costs of $4.7 million in connection with the refinancing of our credit agreement.

(6)  In July 1997, we redeemed the Series A preferred stock of A-R Cable and recognized a gain principally representing the reversal of accrued preferred dividends in excess of amounts paid.

(footnotes continued from previous page)
(7) Homes passed is based on homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(8) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(9) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the month of March or December, as the case may be, divided by the average number of basic subscribers for that month.

(10) Operating profit before depreciation and amortization is annualized for purposes of preparing interim financial ratios that include balance sheet items.

                                  RISK FACTORS

     You should consider carefully the risk factors described below, together with the other matters described in this document or incorporated by reference, before deciding to exchange your old notes for new notes. The risk factors below apply to both the old notes and the new notes.

                       RISK FACTORS RELATING TO THE NOTES

WE HAVE SUBSTANTIAL INDEBTEDNESS AND WE ARE HIGHLY LEVERAGED AS A RESULT

     We have incurred, and we will continue to incur in the future, substantial amounts of indebtedness to finance operations, expand cable operations and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred, and we will continue to incur, indebtedness in order to offer new services like high speed Internet access, digital video service and residential telephone service to present and potential customers. In addition, we have borrowed, and we will continue to borrow, money from time to time to refinance existing indebtedness and redeem our mandatorily redeemable preferred stock. At March 31, 1999, our consolidated debt plus the amount of our two series of mandatorily redeemable preferred stock totaled $6.4 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 1999 Form 10-Q, which provide more detailed information about our indebtedness and our mandatorily redeemable preferred stock.

     Because of our substantial indebtedness and mandatorily redeemable preferred stock, we are highly leveraged. This means that interest on and required repayments of our borrowings and dividends on and required redemption amounts with respect to our mandatorily redeemable preferred stock are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses, in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness and preferred stock will not.

THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE INDEBTEDNESS OF OUR SUBSIDIARIES

     We are a holding company whose assets consist primarily of investments in subsidiaries. Our principal subsidiaries own cable television systems, own interests in programming networks and own or operate retail electronics stores and motion picture theaters. Our ability to pay interest on and repay principal of their indebtedness and to make dividend payments on, and redemptions of, our preferred stock is dependent primarily on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances.

     Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or preferred stock or to make any funds available to us to do so. Rainbow Media and some of its subsidiaries are parties to credit agreements that contain various financial and operating covenants that restrict the payment of dividends or other distributions.

     In addition, our subsidiaries' creditors would be entitled to a claim on the assets of these subsidiaries before any of our claims as a stockholder. Therefore, in the event of a liquidation or reorganization of any subsidiary, creditors of that subsidiary are likely to be paid in full before we receive any distribution. To the extent that we are a creditor of the subsidiary, our claims would be subordinated to any security interest in the assets of the subsidiary and/or any indebtedness of the subsidiary senior to that held by us.

WE MAY SEPARATE RAINBOW MEDIA FROM CSC HOLDINGS AND IF WE DO SO, RAINBOW MEDIA'S CASH FLOW WOULD NO LONGER BE AVAILABLE TO SUPPORT OUR PAYMENTS

     Under our existing debt instruments, we are permitted under some circumstances to restructure our holdings so that our subsidiary, Rainbow Media, would become a separate subsidiary of Cablevision and would no longer be our subsidiary. If we did this, Rainbow Media's cash flow and assets would no longer be available to support payments due with respect to our securities, including the notes. Therefore, you should not assume that Rainbow Media's cash flow and assets will be available to support any of our securities, including the notes, in the future.

SIGNIFICANT RESTRICTIVE COVENANTS IN OUR FINANCING AGREEMENTS LIMIT OUR FLEXIBILITY

     Our credit agreement and some of our debt instruments contain various financial and operating covenants which, among other things, require the maintenance of some financial ratios and restrict the relevant borrower's ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default which would permit the parties who have lent money under our credit agreement and other debt instruments to:

     o restrict our ability to borrow undrawn funds under our credit agreement and

     o require the immediate repayment of the borrowings under our credit agreement and other debt instruments.

THERE IS NO PUBLIC MARKET FOR THE NOTES

     Before the offering of the notes, there has been no public market for the notes. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. We have been advised by the initial purchasers that they presently intend to make a market in the new notes and the old notes, as permitted by applicable laws and regulations. The initial purchasers are not obligated, however, to make a market in the new notes. Any market making activity may be discontinued at any time without notice at the sole discretion of each initial purchaser. This market-making activity will be restricted by limitations imposed by the Securities Act and the Exchange Act, and may be limited during our exchange offer for the notes.

     We cannot assure you as to the liquidity of the public market for the new notes or that an active public market for the new notes will develop. If an active public market does not develop, the market price and liquidity of the new notes may be adversely affected. Please refer to "Plan of Distribution" below.

     Historically, the market for non-investment grade debt has been affected by disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that any market for the new notes will not be affected by similar disruptions.

IF YOU DO NOT PARTICIPATE IN THE EXCHANGE OFFER, IT MAY BE HARDER FOR YOU TO RESELL AND TRANSFER YOUR OLD NOTES

     The old notes were not registered under the Securities Act or under the securities laws of any state. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes by this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register your old notes under the Securities Act.


                   RISKS RELATING SPECIFICALLY TO CSC HOLDINGS

OUR FINANCIAL STATEMENTS REFLECT NET LOSSES AND A STOCKHOLDER'S DEFICIENCY

     We have reported recent net losses applicable to our common stockholder as follows:

FOR THE THREE MONTHS ENDED:
March 31, 1999.........................................     $229.4 million

FOR THE YEAR ENDED:
December 31, 1998......................................     $401.4 million
December 31, 1997......................................     $ 12.1 million
December 31, 1996......................................     $459.9 million

     Net losses are calculated by subtracting from gross revenues:

     o    operating expenses, including depreciation and amortization,

     o    interest expense,

     o    preferred stock dividends,

     o    other income and expenses and

     o    net profit or loss from affiliate operations.

The net losses described above primarily reflect our high interest expense, preferred stock dividends and depreciation and amortization charges, which we expect to continue. As a result of these net losses, at

March 31, 1999, we had a stockholder's deficiency of $3.1 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 1999 Form 10-Q, which provide more detailed information about these net losses.

     We expect our net losses to continue and to remain substantial for the foreseeable future because:

     o interest expense, preferred stock dividends and depreciation and amortization charges relating to our existing indebtedness and preferred stock and completed acquisitions and capital expenditures will remain high for the foreseeable future,

     o we expect that future indebtedness incurred to fund pending and future acquisitions and the development of our existing and new businesses, including, but not limited to, capital expenditures and additional investments in our cable television plant and programming operations, will result in significant additional charges to gross revenues and

     o we expect expenses and depreciation relating to each new service we offer to be particularly high in relation to the amount of revenues the new service will generate in its first years of operations, resulting in significant net losses each time we begin offering a new service or supporting a new business we acquire.

WE WILL NEED SIGNIFICANT ADDITIONAL BORROWINGS AND WE HAVE COMMITTED TO SIGNIFICANT FUTURE CAPITAL EXPENDITURES AND OTHER CAPITAL COMMITMENTS.

     Our business is very capital-intensive. Operating, maintaining and upgrading our cable television plant require significant amounts of cash payments to third parties. In addition, we have incurred significant expenses to start up and operate new businesses, like high speed Internet access, digital video service and residential telephone service, and to roll out the non-Long Island based commercial telephone businesses. We expect these expenses to continue or grow as we continue to introduce these and possibly other new services to our cable television customers.

     We also incur significant start-up costs in funding new cable programming services before they have positive cash flow, typically during their start-up and development. Our acquisition and development of other businesses, like electronics retailing and movie theaters, also result in significant expenditures. We also pay a significant amount of interest in respect of our outstanding indebtedness, and significant amounts of cash will be required to repay our existing indebtedness and redeem our mandatorily redeemable preferred stock.

     We will not be able to generate sufficient cash internally to finance these projects, to repay our indebtedness at maturity and to redeem our mandatorily redeemable preferred stock at the mandatory redemption date. Because we will be unable to generate enough cash internally for these purposes, we will have to do one of the following:

     o   raise additional capital, through debt or equity issuances or both,

         or
         --

     o   cancel or scale back current and future spending programs

         or
         --

     o   sell assets.

However, you should not assume that we will be able to raise any required additional capital if we are unable to pursue our current and future spending programs and we may not be able to compete effectively as a result.

     Unrestricted Group subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. For example, rights agreements with sports teams under which we carry games on our programming networks almost always involve multi-year contracts that are difficult and expensive to terminate. The acquisition and development activities of Unrestricted Group subsidiaries, like the acquisition of entertainment businesses and the acquisition and development of entertainment facilities, will also result in significant expenditures.

     Accordingly, if we are forced to cancel or scale back current and future spending programs as described above, our choice of which spending programs to cancel or scale back may be limited.

A SIGNIFICANT AMOUNT OF OUR BOOK VALUE CONSISTS OF INTANGIBLE ASSETS

     At March 31, 1999, we reported $5.9 billion of consolidated total assets, of which $2.4 billion were intangible. Intangible assets include assets like franchises from city and county governments to operate cable television systems, affiliation agreements, amounts representing the cost of some acquired assets in excess of their fair value and some deferred costs associated with past financings, acquisitions and other transactions.

     You should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 1999 Form 10-Q, which provide more detailed information about these intangible assets.

WE MAY NOT BE ABLE TO COMPLETE OUR PENDING TRANSACTIONS

     We have announced and may continue to announce a number of transactions, some of which are or may be significant to our business. Because of the conditions required to be fulfilled before we can complete these transactions, we cannot assure you that any of our announced transactions will be completed on the terms or schedule we announce, or that any of them will be completed at all. Our pending transactions are generally described in our Form 10-K, our March 31, 1999 Form 10-Q and under "Recent Developments" below. We urge you to read carefully the description of our pending transactions contained therein, particularly the conditions required to be fulfilled in order to complete these transactions.

WE ARE CONTROLLED BY THE DOLAN FAMILY

     The Dolan family is able to prevent or cause a change of control of Cablevision and also is able to prevent or cause a change of control of CSC Holdings.

     We are a wholly owned subsidiary of Cablevision. Cablevision has two classes of common stock:

     o Class A common stock, which is entitled to one vote per share and is entitled collectively to elect 25% of Cablevision's board of directors,

         and
         ---

     o Class B common stock, which is generally entitled to ten votes per share and is entitled collectively to elect the remaining 75% of Cablevision's board of directors.

     As of April 30, 1999, Charles F. Dolan, chairman of Cablevision's board of directors, beneficially owned 0.9% of the Class A common stock, 53.6% of the Class B common stock and 43.0% of the total voting power of both classes of common stock. In addition, as of April 30, 1999, trusts established by Dolan for his family members, as to which he disclaims beneficial ownership, beneficially owned 3.3% of the Class A common stock, 46.4% of the Class B common stock and 37.7% of the total voting power of both classes of common stock.

     As a result of Dolan's stock ownership and the stock ownership of his family members, Dolan has the power to elect all the directors of Cablevision subject to election by holders of the Class B common stock. In addition, Dolan family members may control stockholder decisions on matters in which holders of Cablevision common stock vote together as a class. These matters include the amendment of some provisions of Cablevision's certificate of incorporation and the approval of fundamental corporate transactions, including mergers.

     In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve:

     o the authorization or issuance of any additional shares of Class B common stock and

     o any amendment, alteration or repeal of any of the provisions of Cablevision's certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock,

Dolan family members also have the power to prevent any issuance or amendment. The voting rights of the Class B common stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership of the Class B common stock.

REGULATORY RISKS ARE INHERENT AND SUBSTANTIAL IN OUR BUSINESSES

     GENERAL. The FCC and state and local governments extensively regulate the rates we may charge our customers for video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming business, our telephone business and possibly in the future, our high speed Internet access business. Any action by the FCC, the states of New York, New Jersey,

Connecticut, Massachusetts or Ohio or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material financial effect on us.

     For example, in 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which was a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the FCC ordered reductions in cable television rates based on the 1992 Cable Act. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted the Telecommunications Act of 1996, which relaxes the regulation of higher tier cable television rates. This higher tier rate regulation relaxation went into effect on March 31, 1999. The regulation by local governments of basic cable rates will continue in most communities in which we operate.

     RECENT FCC AND CONGRESSIONAL ISSUES MAY AFFECT OUR BUSINESSES. The FCC has established a national limit of 30% on the number of households that any cable company can serve. Because of court proceedings, this 30% national limit has never been implemented and the FCC is considering revising this limit and changing the definition of what type and degree of ownership should be considered in determining whether a cable company has exceeded whatever limit the FCC sets. The outcome of these proceedings could affect us because of AT&T's investment in Cablevision through its recent acquisition of Tele-Communications, Inc. ("TCI"). This issue recently has been given greater visibility at the FCC and in Congress as a result of AT&T's proposed acquisition of MediaOne Group.

     Some parties, including America Online and some local telephone companies, have proposed statutory and regulatory requirements that would force cable systems to provide carriage to third-party Internet access providers. The FCC thus far has rejected these requests, but legislation has been introduced that would effectively require that this access be provided. We cannot predict at this time whether or to what extent this legislation might be successful or whether the FCC might reevaluate its initial conclusion not to impose this regulation. One federal district court in Oregon, a state in which we do not operate, has recently upheld a local franchising authority's requirement that the cable system in that community provide access to all third-party Internet access providers, but that decision is currently on appeal. If the federal district court's opinion is upheld, some local franchising authorities where we operate might attempt to impose a similar requirement on us.

     OUR CURRENT FRANCHISES ARE GENERALLY NON-EXCLUSIVE, AND OUR FRANCHISORS NEED NOT RENEW OUR FRANCHISES. Our cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non-renewal or termination under some circumstances.

     In some cases, franchises have not been renewed at expiration, and we operate under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. In the case of one of our franchises in Ohio with 11,000 subscribers as of

March 31, 1999, we are operating without a license while we appeal the denial of the franchise renewal in federal court in accordance with the provisions of the Cable Communications Policy Act of 1984.

WE ARE EXPOSED TO A SIGNIFICANT AND CREDIBLE RISK OF COMPETITION

     GENERAL. Cable operators compete with a variety of television programming distribution systems, including:

     o   broadcast television stations,

     o   direct broadcasting satellite systems,

     o   multichannel multipoint distribution services,

     o   satellite master antenna systems and

     o   private home dish earth stations.

For example, two direct broadcasting satellite systems are now operational in the U.S. Companies with substantial resources like Hughes Electronics Corp. have invested in some of these systems. Cable systems also compete with the entities that make videotaped movies and programs available for home rental.

     The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems", a wired video delivery system similar to a cable television system that may not require a local cable franchise. RCN, an open video system operator that teams with electric utilities, is currently operating systems in Boston and parts of New York City that compete with us. Additional video competition to cable systems is possible from new wireless local multipoint distribution services authorized by the FCC, for which spectrum was recently auctioned by the FCC.

     The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator, like Rainbow Media, from:

     o unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and

     o unreasonably refusing to sell service to any multichannel video programming distributor.

     COMPETITION FROM TELEPHONE COMPANIES. The Cable Communications Policy Act of 1984 barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repealed this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to some regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in some small markets under some circumstances. Telephone companies like Ameritech

Corp. in Ohio and Southern New England Telephone Co. in Connecticut have obtained or applied for local franchises to construct and operate cable television systems in several communities in which we currently hold cable franchises, and in some locations have begun offering service in competition with us.

     OUR SYSTEMS AND THE SYSTEMS OF THIRD PARTIES ON WHOM WE RELY MAY NOT ACHIEVE YEAR 2000 READINESS

     Y2K readiness refers to the ability of some computerized systems and technologies to recognize and/or correctly process dates beyond December 31, 1999 and leap year calculations. As a result of Y2K readiness issues, the potential exists for computer system failure or miscalculations by computer programs, which could disrupt our operations. Our plan to identify and address Y2K issues is described in our Form 10-K and our March 31, 1999 Form 10-Q.

     Many of the information technology, or "IT", and non-IT systems that are necessary for the continued operation of our businesses are dependent on components that may not be Y2K compliant. Although our Y2K compliance program is designed to identify and remediate these systems in order to avoid interruption of our operations, we cannot assure you that we will be able to identify all noncompliant systems or successfully remediate all those that are identified. Failure of IT or non-IT systems that are necessary for the operation of our businesses, including, without limitation, our billing systems, addressable controller and converter systems, purchasing, finance and inventory systems, marketing databases and point of sale systems, could have a material adverse effect on us.

     We are dependent on third-party products and services, like utility services and programming uplinks, for the operation of our businesses. Although as part of the inventory and assessment phase of our Y2K program we have contacted third-party product and service providers to ascertain whether Y2K compliance issues may exist, we have in many cases not received assurances from these suppliers. Moreover, in most cases we do not have the ability to verify any assurances we do receive from third-party suppliers. If critical IT or non-IT systems used by these third-party suppliers fail as a result of a Y2K compliance issue, and as a result of this failure the ability of this supplier to continue to provide this product or service to us is interrupted, our ability to continue to provide services to our customers may be interrupted. Any interruption could have a material adverse effect on us. We intend to implement contingency plans to address those risks, although no plans have yet been identified, and we cannot assure you that any plan would resolve these problems in a satisfactory manner.

     In addition to the risks associated with the failure of IT systems due to Y2K problems, the failure of non-IT systems would pose significant risks to us. For example, we and our subsidiaries operate facilities for both employees and the public. Failure of non-IT systems at these facilities could result in health and safety risks that could lead to the closure or unavailability of these facilities. This could result in lost revenues to us and the risk of actions against us if the businesses of others are disrupted. Also, the failure of these non-IT systems could result in injury to individuals which could expose us to actions by or on behalf of these individuals.

                           FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you that these forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause these differences to occur include, but are not limited to:

     o   the level of our revenues,

     o subscriber demand, competition, the cost of programming and industry conditions,

     o   the regulatory environment in which we operate,

     o   the level of our capital expenditures,

     o   pending and future acquisitions and dispositions of assets,

     o whether any pending uncompleted transactions are completed on the terms and at the times set forth, if at all,

     o   new competitors entering our franchise areas,

     o the identification and remediation of Year 2000 issues and the related risks and uncertainties and

     o other risks and uncertainties inherent in the cable television business and our other businesses.

     We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. See "Risk Factors" and our March 31, 1999 Form 10-Q delivered herewith and incorporated by reference herein for more information on the uncertainty of forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes as described in this document. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Therefore, the issuance of the new notes will not result in any change in our indebtedness.

     We used the cash proceeds from the issuance of the old notes to repay borrowings under our credit agreement and for general corporate purposes. The borrowings under our credit agreement bear interest at floating rates, and mature in installments over the 2001-2007 time periods. The average effective annual interest rate on all borrowings under our credit agreement as of April 30, 1999 was 6.1%. For more information about our credit agreement, see "Management's Discussion and Analysis--Liquidity and Capital Resources" in our Form 10-K and our March 31, 1999 Form 10-Q delivered herewith.

                               CSC HOLDINGS, INC.

     We are one of the largest operators of cable television systems in the U.S., with about 2,591,000 subscribers in six states as of March 31, 1999, based on the number of basic subscribers in systems that we currently majority own and manage. We also have ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in the Madison Square Garden sports and entertainment business, also known as "MSG".

     For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. Our Restricted Group includes:

     o all of our cable operations, which are located primarily in and around metropolitan New York City, including Long Island, in and around the greater Cleveland, Ohio metropolitan area and in and around Boston, Massachusetts and

     o the commercial telephone operations of our subsidiary, Cablevision Lightpath, Inc., on Long Island, New York.

     Our Unrestricted Group includes:

     o Rainbow Media, our 75%-owned subsidiary that conducts our programming and entertainment activities and includes AMC, Bravo, a 60% general partnership interest in Regional Programming Partners, a 50% general partnership interest in National Sports Partners and a 50% general partnership interest in National Advertising Partners,

     o Rainbow Advertising, which sells advertising time on behalf of our cable television systems, some of Rainbow Media's programming networks and some unaffiliated cable television systems,

     o CSC Technology, Inc., our subsidiary engaged in research and development of new technology,

     o   Cablevision Electronics Investments, Inc., doing business as The Wiz,

     o CSC At Home Holding Corporation, our subsidiary that holds warrants to acquire about 10.2 million shares of common stock of At Home Corporation,

     o   Cablevision Cinemas, LLC, doing business as Clearview Cinemas, and

     o an interest in an entity that holds some licenses to conduct a personal communications service business.

     Our Restricted Group and some members of our Unrestricted Group are individually and separately financed. The indebtedness of each entity in our Unrestricted Group is non-recourse to us, except that, in some cases, we have pledged our capital stock in these entities to the relevant lenders. Rainbow Media's recent cash requirements have been financed by sales of equity interests in its programming businesses and through separate external debt financing of Rainbow Media, AMC and MSG, which are, as to the assets of Rainbow Media and these subsidiaries, senior to the notes and our other indebtedness. Please read the information under "Management's Discussion and Analysis--Liquidity and Capital Resources" in our Form 10-K and our March 31, 1999 Form 10-Q for a discussion of the restrictions on investments by the Restricted Group and other matters. See "Where You Can Find More Information" below to learn how you can obtain this information.

STRATEGY

     Our strategy has been to concentrate our cable television systems in and around three major metropolitan areas, New York City, Boston and Cleveland, with a view to:

     o   being a significant cable provider in each of these markets,

     o   maximizing our revenue per subscriber by marketing premium services,

     o developing and promoting niche programming and entertainment services and

     o remaining an industry leader in upgrading the technological capabilities of our systems.

     We believe that our cable television systems on Long Island, New York comprise the largest contiguous group of cable television systems under common ownership in the U.S. as measured by number of subscribers. By developing systems in and around major metropolitan areas, including expansion through acquisitions in areas in which we have existing systems, we have been able to realize economies of scale in the operation and management of our systems and to capitalize on opportunities to create and market programming of regional interest.

     Through the current and planned upgrade of our cable plant, including the utilization of fiber optic cable and associated electronics, we are seeking to significantly increase our analog channel capacity and add new digital channel capacity that will facilitate the startup of adjunct businesses like:

     o   information services,

     o   interactive services, including Internet access,

     o   near video on demand,

     o   video on demand,

     o   residential telephone and

     o   commercial telephone.

To successfully roll out these adjunct new businesses significantly beyond the initial development phases, we will need additional capital. For more information regarding the capital we need for our future expenditures, see "Risk Factors--Risks Relating Specifically to CSC Holdings--We Will Need
Significant Additional Borrowings and We Have Committed to Significant Future Capital Expenditures and Other Capital Commitments".

                               RECENT DEVELOPMENTS

TCI NY/NJ TRANSACTIONS AND RAINBOW MEDIA SEPARATION

     On March 4, 1998, Cablevision completed transactions ("TCI NY/NJ Transactions") with TCI under which Cablevision acquired cable television systems owned and operated by TCI and located in New Jersey, on Long Island and in New York's Rockland, Orange and Westchester counties (the "Contributed Business Subsidiaries") and assumed related liabilities.

     On April 5, 1999, Cablevision contributed the Contributed Business Subsidiaries to CSC Holdings in a transaction accounted for in a manner similar to a pooling of interests, whereby the assets and liabilities of the Contributed Business Subsidiaries were recorded at historical book value. The Contributed Business Subsidiaries served an aggregate of about 847,000 subscribers as of March 31, 1999. The total assets and liabilities of the Contributed Business Subsidiaries at March 31, 1999 amounted to $1.1 billion and $635 million, respectively. For the three months ended March 31, 1999, the Contributed Business Subsidiaries had net revenues of $117 million and a net loss of $9 million.

     After the completion of the contribution of the Contributed Business Subsidiaries, under our existing debt instruments we are permitted to establish Rainbow Media as a separate subsidiary of Cablevision. If we effect this transaction, Rainbow Media and its subsidiaries would be subsidiaries of Cablevision and would no longer be our subsidiaries. We have not made a final decision as to whether we will separate Rainbow Media. Any full or partial separation of Rainbow Media also depends on compliance with our debt covenants and on the receipt of regulatory and other approvals.

     The following charts summarize the corporate organization structure of Cablevision and CSC Holdings immediately after the combination of the Contributed Business Subsidiaries with CSC Holdings and immediately after a Rainbow Media separation. We have not decided yet whether the Rainbow Media separation will be effected.

                                [GRAPHIC OMITTED]








-----------

* CSC Holdings and its Restricted Subsidiaries together constitute the Restricted Group

PROPOSED AT&T CT TRANSACTIONS

     On January 27, 1998, we entered into a non-binding letter of intent with Cablevision and TCI, which is now part of AT&T Corp., for either Cablevision or us to acquire AT&T's cable television systems (the "AT&T Connecticut Systems") in and around Hartford, Vernon, Branford and Lakeville, Connecticut (the "Proposed AT&T CT Transactions"). No definitive documentation has been executed with respect to the Proposed AT&T CT Transactions and we cannot assure you that the necessary documentation will be executed or that these transactions will be completed on the proposed terms or at all.

     In consideration for the AT&T Connecticut Systems, which have been valued by the parties solely for the purposes of the non-binding letter of intent at $380 million, in the Proposed AT&T CT Transactions we would:

     o transfer to AT&T our cable television systems serving Kalamazoo, Michigan, which served about 49,000 subscribers as of December 31, 1998 and have been valued by the parties solely for the purposes of the non-binding letter of intent at $75 million,

     o transfer to AT&T other cable television systems to be identified by AT&T and purchased with about $25 million of funds provided by Cablevision,

     o issue shares of Cablevision's Class A common stock based on a $28.90 per share valuation and

     o assume some indebtedness relating to the AT&T Connecticut Systems, which is anticipated to total about $110 million.

     If the proposed AT&T CT Transactions are completed, we anticipate that the AT&T Connecticut Systems will be contributed by Cablevision to, and held by subsidiaries of, CSC Holdings.

     The closing of the Proposed AT&T CT Transactions will be conditioned, among other things, on the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other regulatory and other customary approvals. We cannot assure you that definitive agreements will be completed, that the Hart-Scott-Rodino Act waiting period will expire or be terminated in a timely fashion, that other approvals will be obtained in a timely manner or at all or that governmental agencies or others will not take legal action to prevent the consummation of the Proposed AT&T CT Transactions.

PROPOSED JOINT VENTURE TO BUILD NEW JERSEY SPORTS ARENA AND RETAIL AND SHOPPING COMPLEX

     In May 1999, CSC Holdings and the New Jersey Devils professional hockey team entered into a non-binding letter of intent to form a joint venture to develop a hockey arena and an adjacent entertainment and shopping complex in Hoboken, New Jersey.

     No definitive documentation has been executed with respect to the proposed New Jersey arena and entertainment and shopping complex and we cannot assure you that the necessary documentation will be executed or that this transaction will be completed. We also have not determined whether CSC Holdings and its subsidiaries will be involved in the transaction if the transaction is completed.

                               THE EXCHANGE OFFER

WHY WE ARE OFFERING TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES

     We originally sold the outstanding 8 1/8% Senior Notes due 2009 on July 13, 1999 in a transaction exempt from the registration requirements of the Securities Act. Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as the initial purchasers, then resold the notes to qualified institutional buyers under Rule 144A and to persons in offshore transactions under Regulation S under the Securities Act. As of the date of this document, $500 million aggregate principal amount of old notes is outstanding.

     As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost:

     (1) file an exchange offer registration statement under the Securities Act with the SEC by September 10, 1999

         and
         ---

     (2) use our reasonable best efforts to:

         o cause the exchange offer registration statement to be declared effective under the Securities Act by January 9, 2000

              and
              ---

         o    keep the exchange offer open for no less than 30 days

              and
              ---

         o complete the exchange 30-40 days after notice of the exchange is mailed to holders of old notes.

     We agreed to issue and exchange the new notes for all old notes tendered and not withdrawn before the exchange offer expires.

     THE SUMMARY IN THIS DOCUMENT OF THE REGISTRATION RIGHTS AGREEMENT IS NOT COMPLETE AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, ALL THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY.

     We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this document is a part. We intend to satisfy some of our obligations under the registration rights agreement with the registration statement.

TERMS OF THE EXCHANGE OFFER

     TIMING OF THE EXCHANGE OFFER. We are offering the new notes in exchange for your old notes. We will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.

     YOU MAY TENDER YOUR OLD NOTES ONLY IN MULTIPLES OF $1,000. On the terms and subject to the conditions in this document and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on Septembear 13, 1999. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, you may tender old notes only in multiples of $1,000.

     FORM AND TERMS OF THE NEW NOTES. The form and terms of the new notes will be the same as the form and terms of the old notes except that:

     o   the new notes will have a different CUSIP number from the old notes,

     o the new notes will be registered under the Securities Act and will not have legends restricting their transfer,

     o the new notes will not contain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, as described under "--Liquidated Damages" below, and

     o holders of the new notes will not be entitled to any registration rights under the registration rights agreement because these rights will terminate when the exchange offer is completed.

     The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes. We will treat both series of notes as a single class of debt securities under the indenture.

     WHO WILL RECEIVE THIS DOCUMENT. We will mail this document and the letter of transmittal to all registered holders of the old notes as of August 10, 1999.

     NO APPRAISAL OR DISSENTERS' RIGHTS. In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

     ACCEPTANCE OF TENDERED OLD NOTES. We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to The Bank of New York, as the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

     If we do not accept your old notes tendered for exchange because you:

     o   invalidly tendered your old notes

         or
         --

     o   some other events specified in this document have occurred

         or
         --

     o you submitted your old notes for a greater principal amount than you wanted to exchange,

we will return the certificates for the unaccepted old notes, without expense, to you. If you tender old notes by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, any non-exchanged old notes will be credited to an account maintained with The Depository Trust Company as soon as possible after the expiration date of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on September 13, 1999, unless we extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date is the latest date and time to which we extend the exchange offer.

WE CAN AMEND OR EXTEND THE EXCHANGE OFFER

     We can extend the exchange offer. To do so we must:

     o   notify the exchange agent of any extension either orally or in writing

         and
         ---

     o make an announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previous date the exchange offer was scheduled to expire.

     We also reserve the right to:

     o   delay accepting any old notes

         or
         --

     o terminate the exchange offer and refuse to accept any old notes not previously accepted if any of the conditions described below under "How to Tender Your Old Notes--Conditions" shall have occurred and we have not waived them.

If we delay, extend or terminate the exchange offer we must give oral or written notice to the exchange agent.

     We may also amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes. If this change is material, we will promptly disclose that amendment in a manner reasonably calculated to inform holders of the old notes.

     We do not have to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest is payable on the old notes, and will be payable on the new notes, on January 15 and July 15 of each year. The new notes will accrue interest on the same terms as the old notes, at the rate of 8 1/8% per year from July 13, 1999, the date we issued the old notes. If you hold old notes and they are accepted for exchange, you will waive your right to receive any payment in respect of interest on your old notes accrued from July 13, 1999 to the date the new notes are issued. Thus, if you exchange your old notes for new notes you will receive the same interest payment on January 15, 2000, which is the first interest payment date with respect to the old notes and the new notes, that you would have received had you not accepted the exchange offer.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act if you can make the representations set forth in the letter of transmittal, described in "How To Tender Your Old Notes--Representations on Tendering Old Notes". If you intend to participate in a distribution of the new notes, however, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an "affiliate" of CSC Holdings as defined in Rule 405 under the Securities Act. You must represent to us in the letter of transmittal accompanying this document that you meet these conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

     A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. A broker-dealer may use this prospectus to resell any of its new notes. We agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies until 90 days after the last exchange date. See "Plan of Distribution" below for more information regarding broker-dealers.

SHELF REGISTRATION STATEMENT

We will file a shelf registration statement with the SEC if:

     (1) applicable law or SEC policy does not permit the exchange offer

         or
         --

     (2) the exchange offer is not completed by January 9, 2000.

     The shelf registration statement will register the old notes for public resale. We will use our best efforts to cause the shelf registration statement to become effective and to keep the shelf registration statement effective until July 13, 2001.

LIQUIDATED DAMAGES

     We will have to pay higher annual interest rates on the notes if:

     o we do not file the exchange offer registration statement by September 10, 1999

         or
         --

     o   the exchange offer is not completed by January 9, 2000

         or
         --

     o the shelf registration statement is not declared effective by January 9, 2000.

     The interest rates will increase as follows:

                                                                      MAXIMUM
                                                                   INTEREST RATE
       EVENT                           INTEREST RATE INCREASE         INCREASE

The exchange offer registration   o 1/4% per year each day for       1% per year
statement is not filed by           the first 30 days after
September 10, 1999                  September 10, 1999 that the
                                    exchange offer registration
                                    statement is not filed.

                                  o An additional 1/4% per year
                                    each day at the beginning of
                                    each subsequent 30-day period
                                    that the exchange offer
                                    registration statement is not
                                    filed.

                                                                      MAXIMUM
                                                                   INTEREST RATE
       EVENT                           INTEREST RATE INCREASE         INCREASE

The exchange offer is not         o 1/4% per year each day for the   1% per year
completed by January 9, 2000        first 180 days after January 9,
                                    2000 that the exchange offer
                                    is not completed.

                                  o An additional 1/4% per year
                                    each day at the beginning of
                                    each subsequent 90-day period
                                    that the exchange offer is not
                                    completed.

The shelf registration statement  o 1/4% per year each day for the   1% per year
is not declared effective by        first 180 days after January 9,
January 9, 2000                     2000 that the shelf
                                    registration statement is not
                                    declared effective.

                                  o An additional 1/4% per year
                                    each day at the beginning of
                                    each subsequent 90-day period
                                    that the shelf registration
                                    statement is not declared
                                    effective.


The interest rate will be reduced to the original rate once we:

    o    file the exchange offer registration statement

         or
         --

    o    complete the exchange offer

         or
         --

    o    the shelf registration statement is declared effective.


                   HOW TO TENDER YOUR OLD NOTES

PROCEDURES FOR TENDERING

     To tender your old notes in the exchange offer, you must do the following:

     o properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

     o if the letter of transmittal so requires, have the signatures on the letter of transmittal or facsimile of the letter of transmittal guaranteed and

     o mail or otherwise deliver the letter of transmittal, or facsimile, together with your old notes and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     In order for the tender to be effective, the exchange agent must receive the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

     You may also deliver your old notes by using the book-entry transfer procedures described below. DTC authorizes its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should:

     o complete and sign the letter of transmittal, or a manually signed facsimile of the letter,

     o have the signature on the letter of transmittal or facsimile of the letter of transmittal guaranteed if the instructions to the letter of transmittal so require,

     o mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedures described above and

     o transmit their acceptance to DTC through its automated tender offer program for which the transaction will be eligible and follow the procedures for book-entry transfer described below under "--Book-Entry Transfer".

     YOU MUST FOLLOW ALL PROCEDURES TO EFFECT A VALID TENDER. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     By tendering, you will make the representations described under the heading "--Representations on Tendering Old Notes". In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution".

     Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this document and in the letter of transmittal.

     YOU HAVE THE SOLE RISK OF THE METHOD YOU CHOOSE TO HAVE THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS DELIVERED TO THE EXCHANGE AGENT.

     As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. No letter of transmittal, old notes or book-entry confirmation should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

BENEFICIAL OWNERS

     If you hold old notes and your old notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender on your behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     If you hold old notes that are registered as described above and you want to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

SIGNATURES ON LETTER OF TRANSMITTAL

     Generally, an eligible guarantor institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     o   for the account of an eligible guarantor institution.

     An "eligible guarantor institution" is:

     o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     o a commercial bank or trust company having an office or correspondent in the U.S. or

     o an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If a person other than the registered holder of any old notes listed in the letter of transmittal signed the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize this person to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder's name appears on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or bond powers, these persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

BOOK-ENTRY TRANSFER

     Within two business days after the date of this prospectus the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with DTC's procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the exchange agent must receive an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee or an agent's message and all other required documents at its address listed below under "--Exchange Agent" on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

     o the aggregate principal amount of old notes which have been tendered by the participant,

     o that the participant has received, and agrees to be bound by, the terms of the letter of transmittal and

     o   that we may enforce this agreement against the participant.

     Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below in this document are true and correct.

ACCEPTANCE OF TENDERED NOTES

     We will determine, in our sole discretion, all questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered old notes. We reserve the absolute right:

     o   to reject any and all old notes not properly tendered,

     o to reject any old notes if our acceptance would, in the opinion of our counsel, be unlawful and

     o to waive any irregularities or conditions of tender as to particular old notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a period of time that we will determine. Neither we, nor the exchange agent, nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of old notes. We will not deem a tender of an old note to have been made until the defects or irregularities mentioned above have been cured or waived.

     The exchange agent will return to the tendering holders any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, unless otherwise provided in the letter of transmittal, as soon as practicable after the exchange offer expires.

REPRESENTATIONS ON TENDERING OLD NOTES

     By surrendering old notes in the exchange offer, you will be telling us that, among other things:

     o you are acquiring the new notes issued in the exchange offer in the ordinary course of your business,

     o you are not an "affiliate", as defined in Rule 405 under the Securities Act, of CSC Holdings,

     o you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer,

     o you have full power and authority to tender, sell, assign and transfer the old notes tendered,

     o we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us and

     o you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC's staff in their no-action letters.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and:

     o you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date,

     o you cannot complete the procedures for book-entry transfer before the expiration date or

     o your old notes are not immediately available in order for you to meet the expiration date deadline,

     then you may participate in the exchange offer if:

     (1) the tender is made through an eligible institution,

     (2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

         o the name and address of the holder of the old notes, the certificate number or numbers of the old notes and the principal amount of old notes tendered,

         o    a statement that the tender is being made thereby and

         o a guarantee that, within five business days after the expiration date, the eligible guarantor institution will deposit the letter of transmittal or facsimiles of the letter of transmittal, together with the certificate or certificates representing the old notes in proper form for transfer or an agent's message and a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent and

     (3) the exchange agent receives, within five business days after the expiration date:

         o a properly completed and executed letter of transmittal or facsimile or an agent's message in the case of a book-entry transfer,

         o the certificate or certificates representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility and

         o    all other documents required by the letter of transmittal.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this document, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the date the exchange offer expires.

     To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person who deposited the old notes to be withdrawn,

     o identify the old notes to be withdrawn, including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the transfer agent,

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender and

     o specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes unless the old notes withdrawn in this manner are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

CONDITIONS

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this document before the old notes are accepted, if:

     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer

         or
         --

     o any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer

         or
         --

     o   we deem it advisable to terminate the exchange offer.

     The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     If we determine in our reasonable discretion that we may terminate the exchange offer, we may:

     o refuse to accept any old notes and return all tendered old notes to the tendering holders

         or
         --

     o extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to the rights of holders to withdraw these old notes

         or
         --

     o waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the old notes. If the exchange offer would otherwise expire, we will extend the exchange offer for 5-10 business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct any questions, requests for assistance and requests for additional copies of this document or of the letter of transmittal to The Bank of New York, as follows:

                       BY MAIL, HAND OR OVERNIGHT COURIER:

                              The Bank of New York
                         Corporate Trust Services Window
                               101 Barclay Street
                            New York, New York 10286
                           Attention: Diane Amoroso,
                                      Reorganization Section

                                  BY FACSIMILE:

                                 (212) 815-6339

                              CONFIRM BY TELEPHONE:

                                 (212) 815-3738

     The Bank of New York is also the trustee under the indenture governing the notes.

FEES AND EXPENSES

     We will pay the expenses of this exchange offer. We are making the principal solicitation for tenders of old notes by mail. Our officers and regular employees, however, may make additional solicitation by telegraph, facsimile, e-mail, telephone or in person. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in forwarding copies of this document, letters of transmittal and related documents to beneficial holders of the old notes.

     We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the person surrendering the notes will pay the amount of any transfer taxes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, we will bill you directly for the amount of those transfer taxes.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the notes.

VOLUNTARY PARTICIPATION

     YOU DO NOT HAVE TO PARTICIPATE IN THE EXCHANGE OFFER. You should carefully consider whether to accept the terms and conditions of this offer. We urge you to consult your own financial and tax advisors in deciding what action to take with respect to the exchange offer. See "Risk Factors--Risk Factors Relating to the Notes--If You Do Not Participate in the Exchange Offer, It May Be Harder for You to Resell and Transfer Your Old Notes" for more information about the risks of not participating in the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you are eligible to participate in the exchange offer but do not tender your old notes, you will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, you may resell your old notes that are not exchanged only:

     o   to us, on redemption of notes or otherwise,

     o so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

     o in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act,

     o outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act or

     o under an effective registration statement under the Securities Act, in each case in accordance with all other applicable securities laws.

REGULATORY APPROVALS

     We do not have to comply with any federal or state regulatory requirements and we do not have to obtain any approvals in connection with the exchange offer.

                          DESCRIPTION OF THE NEW NOTES

     We issued the old notes, and will issue the new notes, under the indenture, dated as of July 1, 1999, between us and The Bank of New York, as trustee. The following description of the material provisions of the indenture is only a summary. It does not set out the indenture in its entirety. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE NOTES.

     In this section, the term "we" refers to CSC Holdings, Inc. and not to any of the subsidiaries. The definitions of some capitalized terms used in the following summary are set forth below under "--Certain Definitions".

     We will consider the old notes and the new notes collectively to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

GENERAL

     The new notes will mature on July 15, 2009, will be limited to $500,00,000 aggregate principal amount and will be our unsecured obligations. The new notes will bear interest at the rate of 8 1/8% per year from July 13, 1999 or from the most recent interest payment date to which interest has been paid. Interest is payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2000, to the person in whose name the note is registered at the close of business on the January 1 and July 1, as the case may be, next preceding the interest payment date.

     Principal of and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee at 101 Barclay Street, 21st Floor, New York, New York 10286. The new notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the new notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     The indenture does not contain any provisions that limit our ability to incur indebtedness or that give holders of the new notes protection in the event of a highly leveraged or similar transaction, other than as described below under "--Certain Covenants--Limitation on Indebtedness".

OPTIONAL REDEMPTION

     The new notes are not subject to redemption at our option before maturity.

SINKING FUND

     The new notes will not be entitled to the benefits of a sinking fund.

RANKING

     The old notes are, and the new notes will be, senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing this indebtedness. The liabilities, including trade payables, of our subsidiaries will have a prior claim with respect to the assets of those subsidiaries. In that regard, some of the subsidiaries in our Restricted Group have guaranteed our indebtedness under our credit agreement, but these subsidiaries will not be guarantors of the new notes.

     As of March 31, 1999, after giving effect to the Contribution of the Contributed Business Subsidiaries and the sale of the old notes and the application of the estimated net proceeds from the sale of the old notes:

     o we would have had $94 million in borrowings under our credit agreement, $2,692 million of senior unsecured indebtedness, $1,048 million of senior subordinated indebtedness and obligations and $10 million of capitalized leases, other than guarantees of subsidiary debt discussed below,

     o subsidiaries in our Restricted Group would have had $923 million of indebtedness and capitalized leases, in addition to the guarantees of borrowings under our credit agreement, and

     o subsidiaries in our Unrestricted Group would have had $782 million of indebtedness and capitalized leases.

     We have guaranteed all of the indebtedness of subsidiaries in our Restricted Group on a senior basis.

CERTAIN DEFINITIONS

     The following definitions apply to the indenture relating to the old notes and the new notes. You should read the indenture for the full definition of all these terms.

     "Acquired Indebtedness" means Indebtedness of a person

     o existing at the time the person is merged with or into CSC Holdings or a subsidiary or becomes a subsidiary or

     o   assumed in connection with the acquisition of assets from the person.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of the person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Operating Cash Flow" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for the period multiplied by four.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

     (a) the sum of the products of (1) the number of years from the date of determination to the dates of each successive scheduled principal payment of the debt security and (2) the amount of the principal payment BY

     (b) the sum of all the principal payments.

     "Capitalized Lease Obligation" means any obligation of a person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by the person and used in its business that is required to be accounted for as a liability on the balance sheet of the person in accordance with GAAP, and the amount of the Capitalized Lease Obligation will be the amount so required to be accounted for as a liability.

     "Cash Flow Ratio" means, as at any date, the ratio of

     (a) the sum of the aggregate outstanding principal amount of all Indebtedness of CSC Holdings and the Restricted Subsidiaries determined on a consolidated basis but excluding all Interest Swap Obligations entered into by CSC Holdings or any Restricted Subsidiary and one of the lenders under our credit agreement outstanding on the date PLUS (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on the date to

     (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

     "Consolidated Net Tangible Assets" of any person means, as of any date:

     (a) all amounts that would be shown as assets on a consolidated balance sheet of the person and its Restricted Subsidiaries prepared in accordance with GAAP, LESS

     (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

     "Cumulative Cash Flow Credit" means the sum of:

     o cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for the period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero PLUS

     o the aggregate net proceeds received by CSC Holdings from the issuance or sale, other than to a Restricted Subsidiary, of its capital stock, other than Disqualified Stock, on or after January 1, 1992, PLUS

     o the aggregate net proceeds received by CSC Holdings from the issuance or sale, other than to a Restricted Subsidiary, of its capital stock, other than Disqualified Stock, on or after January 1, 1992, on the conversion of, or exchange for, indebtedness of CSC Holdings or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of CSC Holdings.

     For purposes of this definition, the net proceeds in property other than cash received by CSC Holdings as contemplated by the second two bullet points above will be valued at the fair market value of the property, as determined by our board of directors, whose good faith determination will be conclusive, at the date of receipt by CSC Holdings.

     "Cumulative Interest Expense" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of CSC Holdings and its Restricted Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

     "Debt" with respect to any person means, without duplication, any liability, whether or not contingent:

     o in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements with respect thereto, but excluding reimbursement obligations under any surety bond,

     o representing the balance deferred and unpaid of the purchase price of any property, including under Capitalized Lease Obligations, except any balance that constitutes a trade payable,

     o under Interest Swap Agreements, as defined in our credit agreement, entered into under our credit agreement,

     o under any other agreement related to the fixing of interest rates on any Indebtedness, like an interest swap, or collar agreement, if and to the extent any of the foregoing would appear as a liability on a balance sheet of the person prepared on a consolidated basis in accordance with GAAP, or

     o guarantees of items of other persons which would be included within this definition for other persons, whether or not the guarantee would appear on the balance sheet.

     "Debt" does not include:

     o   Disqualified Stock,

     o any liability for federal, state, local or other taxes owed or owing by the person or

     o any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing these liabilities.

     "Disqualified Stock" means, with respect to the notes, any capital stock of CSC Holdings or any Restricted Subsidiary which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or on the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or before the maturity date of the notes.

     "Generally Accepted Accounting Principles"or "GAAP" means generally accepted accounting principles in the U.S., consistently applied, which were in effect as of August 21, 1997.

     "Indebtedness" with respect to any person means the Debt of the person, provided that, for purposes of the definition of "Indebtedness", including the term "Debt" to the extent incorporated in the definition, and for purposes of the definition of "Event of Default", the term "guarantee" will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

     "Interest Swap Obligations" means, with respect to any person, the obligations of the person under any arrangement with any other person whereby, directly or indirectly, the person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by the person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" means any advance, loan, account receivable, other than an account receivable arising in the ordinary course of business, or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities, including, without limitation, any interests in any partnership or joint venture, of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of CSC Holdings, provided that

     o the term "Investment" will not include any transaction that would otherwise constitute an Investment of CSC Holdings or a subsidiary of CSC Holdings to the extent that the consideration provided by CSC Holdings or the subsidiary in connection therewith consists of capital stock of CSC Holdings, other than Disqualified Stock, and

     o the term "guarantee" will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

     "Lien" means any lien, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest. A person will be deemed to own subject to a Lien any property which the person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

     "Mandatorily Redeemable Preferred Stock" means CSC Holdings' Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock and any series of preferred stock of CSC Holdings issued in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise acquire, all or any portion of the Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock or any other Mandatorily Redeemable Preferred Stock.

     "Operating Cash Flow" means, for any period, the sum of the following for CSC Holdings and the Restricted Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP, except for the amortization of deferred installation income which will be excluded from the calculation of Operating Cash Flow for all purposes of the indenture:

     o   aggregate operating revenues

         minus
         -----

     o aggregate operating expenses, including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of CSC Holdings or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of CSC Holdings' employee incentive stock programs for the period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by CSC Holdings or any Restricted Subsidiary in Affiliates.

For purposes of determining Operating Cash Flow, all management fees will be excluded until actually paid to CSC Holdings or any Restricted Subsidiary in cash.

     "Permitted Liens" means the following types of Liens:

     o   Liens existing on the issuance date of the old notes,

     o Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by CSC Holdings or a Restricted Subsidiary, or both, of Indebtedness of the entity,

     o Liens on Receivables and Related Assets, and proceeds thereof, securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary,

     o Liens on shares of the capital stock of a subsidiary of CSC Holdings securing Indebtedness under our credit agreement or any renewal of or replacement of our credit agreement,

     o   Liens granted in favor of CSC Holdings or any Restricted Subsidiary,

     o   Liens securing the notes,

     o Liens securing Acquired Indebtedness created before, and not in connection with or in contemplation of, incurrence of the Indebtedness by CSC Holdings or a Restricted Subsidiary; provided that the Lien does not extend to any property or assets of CSC Holdings or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of Acquired Indebtedness,

     o Liens securing Interest Swap Obligations or "margin stock", as defined in Regulations G and U of the Board of Governors of the Federal Reserve System,

     o statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of CSC Holdings or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings,

     o Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings,

     o zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of CSC Holdings or any of its Restricted Subsidiaries,

     o Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of the judgment, decree or order have not been finally terminated or the period within which the proceedings may be initiated has not expired,

     o Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, employment insurance and other types of social security or similar legislation,

     o Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business,

     o Leases under which CSC Holdings or any Restricted Subsidiary is the lessee or the lessor,

     o purchase money mortgages or other purchase money liens, including without limitation any Capital Lease Obligations, on any fixed or capital assets acquired after the issuance date of these securities, or purchase money mortgages, including without limitation Capitalized Lease Obligations, on any like assets hereafter acquired or existing at the time of acquisition of these assets, whether or not assumed, so long as (1) the mortgage or lien does not extend to or cover any other asset of CSC Holdings or any Restricted Subsidiary and
         (2) the mortgage or lien secures the obligation to pay the purchase price of the asset, interest thereon and other charges incurred in connection therewith, or the obligation under the Capitalized Lease Obligation, only,

     o Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to the letters of credit and products and proceeds thereof,

     o Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of CSC Holdings or any of its Restricted Subsidiaries, including rights of offset and set-off,

     o Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by the Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause as permitted by the immediately following clause, and successive refinancings thereof, may not exceed 15% of CSC Holdings' consolidated Net Tangible Assets as of the last day of CSC Holdings' most recently completed fiscal year for which financial information is available, and

     o any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

     "Receivables and Related Assets" means:

     o accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets,

     o   equipment,

     o   inventory, and

     o   proceeds of all of the above.

     "Refinancing Indebtedness" means, with respect to the notes, Indebtedness of CSC Holdings incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the notes, so long as any new Indebtedness

     (1) is made subordinate to these securities at least to the same extent as the Indebtedness being refinanced and

     (2) does not

         (a) have an Average Life less than the Average Life of the Indebtedness being refinanced,

         (b) have a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or

         (c) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

     "Restricted Payment" means, with respect to the notes:

     o   any Stock Payment by CSC Holdings or a Restricted Subsidiary,

         o any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, before any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of CSC Holdings that is subordinate in right of payment to the notes; provided, however, that, with respect to the notes, any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, before any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate in right of payment to these securities will not be a Restricted Payment if either:

         (1) after giving effect thereto, the ratio of the Senior Indebtedness of CSC Holdings and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or
         (2) the subordinate indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (a) the proceeds of a sale, within one year before or 180 days after the redemption, purchase, defeasance, acquisition or retirement, of Refinancing Indebtedness or capital stock of CSC Holdings or warrants, rights or options to acquire capital stock of CSC Holdings or (b) any source of funds other than the incurrence of Indebtedness, or

     o any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value any Qualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance the redemption, purchase, defeasance or other acquisition or retirement; provided, however, that the redemption, purchase, defeasance or other acquisition or retirement of Mandatorily Redeemable Preferred Stock at its mandatory redemption or other maturity date will not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the original scheduled maturity of the notes.

     Notwithstanding the foregoing, Restricted Payments will not include:

     o payments by any Restricted Subsidiary to CSC Holdings or any other Restricted Subsidiary or

     o any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

     "Restricted Subsidiary" means any subsidiary of CSC Holdings, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by CSC Holdings as a "Restricted Subsidiary"; provided, however, that no subsidiary that is not a Securitization Subsidiary can be or remain so designated unless (1) at least 67% of each of the total equity interest and the voting control of the subsidiary is owned, directly or indirectly, by CSC Holdings or another Restricted Subsidiary and (2) the subsidiary is not restricted, under the terms of any loan agreement, note, indenture or other evidence of indebtedness, from

     o paying dividends or making any distribution on the subsidiary's capital stock or other equity securities or paying any Indebtedness owed to CSC Holdings or to any Restricted Subsidiary,

     o making any loans or advances to CSC Holdings or any Restricted Subsidiary or

     o transferring any of its properties or assets to CSC Holdings or any Restricted Subsidiary

It being understood that a financial covenant any of the components of which are directly impacted by the taking of the action, e.g. the payment of a dividend, itself, like a minimum net worth test, would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action, e.g., the payment of a dividend, itself, like a debt to cash flow test, would not be deemed to be a restriction on the foregoing actions and provided further that CSC Holdings may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

     "Securitization Subsidiary" means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that:

     o no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to CSC Holdings or any other Restricted Subsidiary, other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectibility of the Receivables and Related Assets, and

     o none of CSC Holdings or any other Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

     "Senior Indebtedness" means, with respect to the notes and any person, all principal of, premium, if any, and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the person whether or not a claim for post filing interest is allowed in the proceedings, with respect to all Indebtedness of the person; provided that Senior Indebtedness will not include:

     o any Indebtedness of the person that, by its terms or the terms of the instrument creating or evidencing the indebtedness, is expressly subordinate in right of payment to the notes,

     o any guarantee of Indebtedness of any subsidiary of the person if recourse against the guarantee is limited to the capital stock or other equity interests of the subsidiary,

     o any obligation of the person to any subsidiary of the person or, in the case of a Restricted Subsidiary, to CSC Holdings or any other subsidiary of CSC Holdings, or

     o any Indebtedness of the person, and any accrued and unpaid interest in respect thereof, which is subordinate or junior in any respect to any other Indebtedness or other obligation of the person.

     "Stock Payment" means, with respect to any person, the payment or declaration of any dividend, either in cash or in property, except dividends payable in common stock or common shares of capital stock of the person, or the making by the person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by the person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemptions, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

     "Unrestricted Subsidiary" means any subsidiary of CSC Holdings which is not a Restricted Subsidiary.

CERTAIN COVENANTS

     The indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness, other than Indebtedness between or among any of CSC Holdings and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

     At March 31, 1999, after giving effect to the Contribution of the Contributed Business Subsidiaries, the Cash Flow Ratio was 5.7 to 1.

     Limitation on Restricted Payments. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of the proposed Restricted Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of the Restricted Payment or (2) immediately after giving effect to the Restricted Payment, the aggregate of all Restricted Payments that have been made on or after July 1, 1988 would exceed the sum of:

     (a) $25,000,000, plus

     (b) an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

     For purposes of this "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment, if other than cash, will be based on fair market value as determined by our board of directors, whose good faith determination will be conclusive.

     The provisions above do not prevent: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration the payment complied with the above provisions, and (2) the retirement, redemption, purchase, defeasance or other acquisition of any shares of CSC Holdings' capital stock or warrants, rights or options to acquire capital stock of CSC Holdings, in exchange for, or out of the proceeds of a sale, within one year before or 180 days after the retirement, redemption, purchase, defeasance or other acquisition, of, other shares of CSC Holdings' capital stock or warrants, rights or options to acquire capital stock of CSC Holdings.

     For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (2) of the first paragraph of this covenant, all amounts expended under clause (1) of this paragraph will be included and all amounts expended or received under clause (2) of this paragraph will be excluded; provided, however, that amounts paid under clause (1) of this paragraph will be included only to the extent that the amounts were not previously included in calculating Restricted Payments.

     For the purposes of the provisions above, the net proceeds from the issuance of shares of CSC Holdings' capital stock on conversion of Indebtedness will be deemed to be an amount equal to the accreted value of the Indebtedness on the date of the conversion and the additional consideration, if any, CSC Holdings receives on the conversion, minus any cash payment on account of fractional shares, the consideration, if in property other than cash, to be determined by our board of directors, whose good faith determination will be conclusive. If CSC Holdings makes a Restricted Payment which, at the time of the making of the Restricted Payment, would be in CSC Holdings' good faith determination permitted under the requirements of this covenant, the Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to CSC Holdings' financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

     As of March 31, 1999, we are permitted to make Restricted Payments of about $940 million. In accordance with the provisions set forth above, Cablevision's Contribution of the Contributed Business Subsidiaries, which served about 847,000 subscribers as of March 31, 1999, to CSC Holdings on April 5, 1999, described above under "Recent Developments", increased the amount of Restricted Payments that we are permitted to make by the fair market value of the Contributed Business Subsidiaries.

     Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (1) make any Investment or

     (2) allow any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case unless (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence of the Investment or the redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

     The preceding provisions of this covenant will not prohibit any renewal or reclassification of any Investment existing on the date hereof or trade credit extended on usual and customary terms in the ordinary course of business.

     Transactions with Affiliates. The indenture provides that CSC Holdings will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of CSC Holdings that is not a subsidiary of CSC Holdings, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless our board of directors makes a good faith determination that the terms of the transaction are, taken as a whole, no less favorable to CSC Holdings or the subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated person. For purposes of clarification, this provision will not apply to Restricted Payments permitted under "--Limitation on Restricted Payments".

     Limitation on Liens. The indenture provides that CSC Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

     o in the case of any Lien securing Indebtedness that is subordinated in right of payment to the notes, the notes are secured by a Lien on the property, assets or proceeds that is senior in priority to the Lien and

     o in the case of any other Lien, the notes are equally and ratably secured.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     CSC Holdings may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, unless:

     o the person formed by or surviving any consolidation or merger, if other than CSC Holdings, or to which the sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the U.S., any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of CSC Holdings under the notes and the indenture,

     o immediately before and immediately after the transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and

     o immediately after the transaction, and after giving effect thereto, the person formed by or surviving any consolidation or merger, or to which the sale, assignment, transfer, lease or conveyance or disposition is made, has a Cash Flow Ratio not in excess of 9 to 1.

EVENTS OF DEFAULT

     The following are Events of Default under the indenture:

     (1) default for 30 days in payment of interest on the notes,

     (2) default in payment of principal of the notes at maturity, on acceleration or otherwise,

     (3) failure to comply with any other covenant or agreement of CSC Holdings, continued for 60 days, or, with respect to some covenants or agreements, 30 days, after written notice as provided in the indenture,

     (4) default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by CSC Holdings or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more, but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing the property or services as to which CSC Holdings or the Restricted Subsidiary is contesting its obligation to pay in good faith and by proper proceedings and for which CSC Holdings or the Restricted Subsidiary has established appropriate reserves, which result from the failure to pay the Indebtedness at final maturity or which has resulted in the acceleration of the Indebtedness,

     (5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against CSC Holdings or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000, which remain undischarged and unbonded for a period, during which execution has not been effectively stayed, of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and

     (6) some events of bankruptcy, insolvency or reorganization.

     If an Event of Default, other than as specified in (6) above, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes issued under the indenture, by written notice to CSC Holdings, and to the Trustee if the notice is given by the holders, may declare all the unpaid principal of and interest on the notes to be due and payable as provided in the indenture. On a declaration of acceleration, the principal and accrued interest will be due and payable ten days after receipt by CSC Holdings of the written notice. No action on the part of the trustee or any holder of the notes is required for the acceleration if an Event of Default specified in (6) above has occurred and is continuing.

     The holders of at least a majority in principal amount of the notes issued under the indenture may rescind an acceleration and its consequences if

     o all existing Events of Default, other than the nonpayment of principal of or interest on the notes which have become due solely because of the acceleration, have been cured or waived and

     o the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     A declaration of acceleration because of an Event of Default specified in clause (4) of the preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the notes and no other Event of Default had occurred and not been cured or waived during the period. The holders of a majority in principal amount of the notes issued under the indenture also have the right to waive some past defaults under the indenture.

     No holder of any note issued under the indenture has any right to institute any proceeding with respect to the notes, the indenture or for any remedy thereunder, unless

     o the holder has previously given to the trustee written notice of a continuing Event of Default under the indenture,

     o the holders of at least 25% in principal amount of the outstanding notes issued under the indenture have made written request and offered reasonable indemnity to the trustee to institute the proceeding as the trustee under the indenture, and

     o the trustee has not received from the holders of a majority in principal amount of the outstanding notes issued under the indenture a direction inconsistent with the request and the trustee has failed to institute the proceeding within 60 days after receipt of the notice.

These limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of payment of the principal of or interest on the note on or after the respective due dates expressed in the note.

     During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of the person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity.

     Subject to the provisions for the indemnification of the trustee, the holders of a majority in principal amount of the notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

     CSC Holdings is required to furnish to the trustee an annual statement as to the performance by CSC Holdings of its obligations under the indenture and as to any default in the performance.

DEFEASANCE

     CSC Holdings at any time may terminate all of its obligations with respect to the notes ("defeasance"), except for some obligations, including those regarding the Defeasance Trust, as defined below, and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of the notes. CSC Holdings may also at any time terminate its obligations under the covenants set forth in the indenture, which are described under "Certain Covenants" above, and any omission to comply with the obligations will not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance,

     o CSC Holdings must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or U.S. government obligations, or a combination thereof, in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the notes being defeased to redemption or maturity (the "Defeasance Trust"),

     o CSC Holdings must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, in the case of defeasance, the opinion must refer to and be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax laws, and

     o   CSC Holdings must comply with some other conditions.

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE NOTES

     The indenture will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of securities, as expressly provided for in the indenture, as to all outstanding notes when either

     o all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid, have been delivered to the trustee for cancellation and CSC Holdings has paid all sums payable by it under the indenture or

     o all notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, and CSC Holdings has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of deposit, if the notes are then due and payable, or to the maturity date, and CSC Holdings has paid all other sums payable by it under the indenture.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture or the notes issued thereunder may be made by CSC Holdings and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes issued thereunder; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding note issued thereunder,

     o change the stated maturity of the principal of, or any installment of interest on, any notes issued thereunder,

     o reduce the principal amount of or interest on the notes issued thereunder,

     o   change the coin or currency in which any note or the interest on any note is payable,

     o impair the right to institute suit for the enforcement of any payment on or with respect to the notes issued thereunder after the stated maturity,

     o reduce the percentage in principal amount of outstanding notes and registered notes necessary to waive compliance with some provisions of the indenture or to waive some defaults, or

     o   modify any of the provisions relating to supplemental

         indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding securities required for the actions or to provide that some other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected by the provisions.

     The holders of a majority in aggregate principal amount of the notes issued under the indenture may waive compliance with some restrictive covenants and provisions of the indenture.

REGARDING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and the indentures relating to our existing senior indebtedness and senior subordinated indebtedness. The Bank of New York is a party to some credit agreements with us and our subsidiaries, including our credit agreement. The Bank of New York may also maintain other banking arrangements with us in the ordinary course of business.

BOOK-ENTRY DELIVERY AND FORM

     The certificates representing the new notes will be issued in fully registered form, without coupons. The new notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee, in the form of a global certificate.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of old notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, you will not have any material U.S. Federal income tax consequences if you exchange your old notes for new notes.

IF YOU ARE THINKING ABOUT EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN LAWS OF THE EXCHANGE.

                              PLAN OF DISTRIBUTION

     If you want to participate in the exchange offer, you must represent, among other things, that:

     o you are acquiring the new notes issued in the exchange offer in the ordinary course of your business,

     o you are not an "affiliate", as defined in Rule 405 under the Securities Act, of CSC Holdings and

     o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes issued in the exchange offer.

     If you are unable to make the above representations, you are a "restricted holder". A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or under an exemption from the registration requirements of the Securities Act.

     If you are a broker-dealer who holds old notes that were acquired for your own account as a result of market-marking activities or other trading activities, you may exchange old notes by the exchange offer. As a broker-dealer, you may be deemed to be an "underwriter" within the meaning of the Securities Act and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes you receive in the exchange offer.

     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the new notes. We have agreed that, for a period of up to 90 days after the last exchange date, we will use our best efforts to

     o keep the exchange offer registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities,

     o ensure that the exchange offer registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time and

     o make this prospectus available to participating broker-dealers for use in connection with any resale.

During this period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

     Based on interpretations by the staff of the SEC, we believe that new notes issued by the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market

     o   in negotiated transactions,

     o   through the writing of options on the new notes or

     o   a combination of methods of resale.

The new notes may be sold from time to time:

     o   at market prices prevailing at the time of resale,

     o   at prices related to prevailing market prices or

     o   at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any new notes.

     Any participating broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                            VALIDITY OF THE NEW NOTES

     The validity of the new notes will be passed on for us by Sullivan & Cromwell, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of CSC Holdings and its subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 that are incorporated in this registration statement by reference have been incorporated herein in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, in reliance upon said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. You can inspect and copy the reports and other information that we file with the SEC at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of this material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like CSC Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                       WHERE YOU CAN FIND MORE INFORMATION

     We hereby incorporate by reference into this document the following documents or information filed with the SEC:

     CSC HOLDINGS COMMISSION FILINGS         PERIOD COVERED OR DATE FILED
     -------------------------------         ----------------------------
          (FILE NO. 001-09046)

Annual Report on Form 10-K, as amended       Fiscal year ended December 31, 1998
by our Form 10-K/A (collectively, our
"Form 10-K")

Quarterly Report on Form 10-Q (our           Fiscal quarter ended March 31, 1999
"March 31, 1999 Form 10-Q")

     We also incorporate by reference into this document all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this offering made hereby.

     We are delivering a copy of our Form 10-K and our March 31, 1999 Form 10-Q, without exhibits thereto, with this document.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS DOCUMENT NOR THE ACCEPTANCE OF OLD NOTES FOR TENDER OR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CSC HOLDINGS, INC. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     EACH BROKER-DEALER WHO HOLDS OLD NOTES ACQUIRED FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WHO RECEIVES NEW NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH ANY RESALE OF NEW NOTES.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, the State of New York, on this 11th day of August, 1999.

                                        CSC HOLDINGS, INC.



                                        By: /s/ William J. Bell
                                           -----------------------------------
                                           Name:  William J. Bell
                                           Title: Vice Chairman


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell and Robert S. Lemle, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 11, 1999.

SIGNATURE                                         TITLE
           *
------------------------
James L. Dolan                President, Chief Executive Officer and Director
                                      (Principal Executive Officer)
           *
------------------------
William J. Bell                         Vice Chairman and Director
                                      (Principal Financial Officer)
           *
------------------------
Andrew B. Rosengard           Executive Vice President, Finance and Controller
                                      (Principal Accounting Officer)
           *
------------------------
Charles F. Dolan                   Chairman of the Board of Directors

           *
------------------------
Marc A. Lustgarten                     Vice Chairman and Director

           *
------------------------
Robert S. Lemle                 Executive Vice President, General Counsel,
                                         Secretary and Director
           *
------------------------
Sheila A. Mahony                Executive Vice President, Communications,
                               Government and Public Affairs and Director
           *
------------------------
Thomas C. Dolan                          Senior Vice President,
                                 Chief Information Officer and Director
           *
------------------------
John Tatta                                        Director

           *
------------------------
Patrick F. Dolan                                  Director

           *
------------------------
Charles D. Ferris                                 Director

           *
------------------------
Richard H. Hochman                                Director

           *
------------------------
Victor Oristano                                   Director

           *
------------------------
Vincent Tese                                      Director

           *
------------------------
William Fitzgerald                                Director

           *
------------------------
Leo J. Hindery, Jr.                               Director


*By /s/ William J. Bell
   ------------------------------------
   William J. Bell, as Attorney-In-Fact

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The first paragraph of Article Ninth of CSC Holdings's Amended and Restated Certificate of Incorporation provides:

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article VIII of the By-Laws of CSC Holdings provides:

         A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General

     Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide before such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only on receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

         B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     CSC Holdings has entered into indemnification agreements with some of its officers and directors indemnifying such officers and directors from and against some expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. CSC Holdings has also entered into an agreement with Charles F. Dolan ("Mr. Dolan"), the Chairman of CSC Holdings, pursuant to which Mr. Dolan has agreed to guarantee CSC Holdings's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to some limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by CSC Holdings. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. CSC Holdings maintains directors' and officers' liability insurance.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or

(4) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of CSC Holdings's Certificate of Incorporation provides for such limitation of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

EXHIBITS                          DESCRIPTION
--------                          -----------

1.1 Purchase Agreement, dated July 8, 1999, between the Registrant and Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.**

3.1         Certificate of Incorporation of the Registrant.**

3.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.20 to the Registrant's Registration Statement on Form S-4, File No. 33-62717).

4.1 Registration Rights Agreement, dated July 13, 1999, between the Registrant and Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.**

4.2 Indenture dated as of July 1, 1999, between the Company and The Bank of New York, as trustee.**

4.3         Form of New Note (included in Exhibit 4.2).

5.1 Opinion of Sullivan & Cromwell regarding the validity of the 8 1/8% Senior Notes being registered.*

8.1         Opinion of Sullivan & Cromwell regarding tax matters.*

12.1        Computation of Earnings to Fixed Charges.*

23.1        Consent of KPMG LLP.*

23.2 Consent of Sullivan & Cromwell (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).

24.1        Power of Attorney.**

25.1        Statement of Eligibility of the Trustee.*

99.1        Form of Letter of Transmittal.**

99.2        Form of Notice of Guaranteed Delivery.**

99.3        Form of Exchange Agent Agreement.**

-------------------------------------
*           Filed herewith.
**          Previously filed.

(B)  FINANCIAL STATEMENT SCHEDULES

     All other schedules for which provisions is made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Proxy Statement/Prospectus.


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
         Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                INDEX TO EXHIBITS

     Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.


EXHIBITS                          DESCRIPTION
--------                          -----------

1.1 Purchase Agreement, dated July 8, 1999, between the Registrant and Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.**

3.1         Certificate of Incorporation of the Registrant.**

3.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.20 to the Registrant's Registration Statement on Form S-4, File No. 33-62717).

4.1 Registration Rights Agreement, dated July 13, 1999, between the Registrant and Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.**

4.2 Indenture dated as of July 1, 1999, between the Company and The Bank of New York, as trustee.**

4.3         Form of New Note (included in Exhibit 4.2).

5.1 Opinion of Sullivan & Cromwell regarding the validity of the 8 1/8% Senior Notes being registered.*

8.1         Opinion of Sullivan & Cromwell regarding tax matters.*

12.1        Computation of Earnings to Fixed Charges.*

23.1        Consent of KPMG LLP.*

23.2 Consent of Sullivan & Cromwell (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).

24.1 Power of Attorney (included in the signature page attached hereto).**

25.1        Statement of Eligibility of the Trustee.*

99.1        Form of Letter of Transmittal.**

99.2        Form of Notice of Guaranteed Delivery.**

99.3        Form of Exchange Agent Agreement.**

-------------------------------------
*    Filed herewith.
**   Previously filed.